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                                                                     Exhibit 5.1
                                                   June 26, 1998


Schuff Steel Company
420 South 19th Avenue
Phoenix, Arizona 85069

B & K Steel Fabrications, Inc.
420 South 19th Avenue
Phoenix, Arizona 85069

Addison Structural Services, Inc.
1920 Lado Road
Albany, Georgia 31706

Addison Steel, Inc.
7351 Overland Road
Lockhart, Florida 32810

Quincy Joist Company
520 South Virginia Street
Quincy, Florida 32353-0520

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4, including amendments and exhibits thereto (the "Registration Statement"), for the proposed offer to exchange (the "Exchange Offer") by Schuff Steel Company (the "Company") and B & K Steel Fabrications, Inc., Addison Structural Services, Inc., Addison Steel, Inc., and Quincy Joist Company (collectively, the "Guarantors"), of up to an aggregate of $100 million in principal amount of its 10 1/2% Senior Notes due 2008 ("Exchange Notes") for an equal principal amount of its outstanding 10 1/2% Senior Notes due 2008 ("Outstanding Notes") and the guarantees by the Guarantors of the Exchange Notes. The Outstanding Notes were issued, and the Exchange Notes are issuable, pursuant to an Indenture, dated June 4, 1998, by and among the Company, the Guarantors and Harris Trust Company of California, as Trustee (the "Indenture").

         Based on the foregoing, we are of the opinion that:

                  1. The Exchange Notes, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and when issued in exchange for Outstanding Notes as contemplated in the Registration Statement, will constitute valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.




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June 26, 1998
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                  2. The guarantees by the Guarantors of the Exchange Notes, when executed by the Guarantors in accordance with the provisions of the Indenture and when issued as contemplated in the Registration Statement, will constitute valid and binding obligations of the Guarantors, respectively, and will be entitled to the benefits of the Indenture.

         In rendering this opinion, we have reviewed and relied upon the Indenture, the Outstanding Notes, the form of Exchange Notes and such documents, records, and other instruments of the Company and the Guarantors as we have deemed necessary and have assumed the following:

                  (i) the opinions expressed herein are subject to and may be limited by (a) applicable bankruptcy, insolvency, liquidation, fraudulent transfer, moratorium, reorganization, or other similar laws affecting creditors' rights generally; (b) rights of acceleration and general equitable principles and rules of law governing specific performance, estoppel, waiver, injunctive relief, and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity), and the discretion of any court before which a proceeding may be brought; (c) duties and standards of good faith, reasonableness and fair dealing imposed on creditors and parties to contracts; (d) the limitation in certain circumstances of provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default; and (e) a court determination that any fees payable pursuant to a provision requiring the payment of attorneys' fees is reasonable;

                  (ii) the genuineness of the signatures and the authenticity of documents submitted to us as originals, and the conformity to originals of all documents submitted to us as certified or photostatic copies;

                  (iii) the accuracy, completeness, and genuineness of all representations and certifications, with respect to factual matters, made to or obtained by us, by officers of the Company, the Guarantors and public officials; and

                  (iv) the accuracy and completeness of records of the Company and the Guarantors.

                  The opinions expressed herein are limited solely to the laws of the State of Arizona, the General Corporation Law of the State of Delaware and the laws of the United States of America. We express no opinion on the law of any other jurisdiction or principles of conflicts of law and can assume no responsibility for the applicability or effect of any such laws or principles.


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June 26, 1998
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                  The opinions expressed herein are limited to the matters
stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Without limiting the foregoing, the opinions expressed in this letter are based upon the law and facts as we understand them in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise, or should any facts or other matters upon which we have relied be changed.

         We hereby consent to the filing or the opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Snell & Wilmer L.L.P.